Exhibit 10.1
EMPLOYMENT AGREEMENT — EXTENSION
     AGREEMENT executed as of November 3, 2005 (the “Effective Date”), between MASTEC, INC. (the “Company”) and AUSTIN J. SHANFELTER (the “Executive”) extending that certain Employment Agreement (the “Original Agreement”) between the Company and the Executive made effective January 1, 2002.
     In consideration of the mutual covenants and obligations set forth in the Original Agreement and in this Agreement, the parties agree as follows:
     1. Employment Position. The Company hereby agrees to continue to employ Executive and Executive hereby accepts continued employment as President and Chief Executive Officer of the Company and its subsidiaries, upon the terms and conditions set forth in the Original Agreement and in this Agreement. Executive will report only to the Board of Directors of the Company (the “Board”) or its designee. Executive will have such responsibilities and perform such duties as the Board or its designee assigns to Executive, commensurate with Executive’s position as President and Chief Executive Officer of the Company.
     2. Employment Term. Executive’s employment will be for a term (the “Employment Term”) commencing on the Effective Date of the Original Agreement and ending on the close of business March 31, 2007 (the “End-of-Term Date”).
     3. Responsibilities. During the Employment Term, Executive will devote his full working time, attention and energies to the business of the Company and its subsidiaries, except that the Company acknowledges that Executive is a director of philanthropic organizations and may continue to devote a reasonable amount of his time to such existing directorships so long as they do not unreasonably interfere with the discharge of his duties for the Company. Executive will not accept any new directorships or other positions that require Executive’s working time and attention without the consent of the Board or its designee. Executive will be employed by the Company at the Company’s headquarters in Miami, Florida and will travel to such other locations as may be reasonably necessary to discharge his duties. During the Employment Term and the Consulting Period, the Company will maintain for Executive’s exclusive use an office at the Company’s headquarters facility in Miami, Florida, and will provide secretarial and other support personnel for Executive, in each case commensurate with Executive’s status as President and Chief Executive Officer of the Company.
     4. Compensation and Benefits.
          a. Base Salary. During the Employment Term, Executive will be paid, as compensation for services rendered pursuant to this Agreement and Executive’s observance and performance of all of the provisions of this Agreement at the rate of

$600,000.00 per year (the “Base Salary”). The Base Salary will be payable in accordance with the normal payroll procedures of the Company as are in effect from time to time.
          b. Stock Options and Restricted Stock. During the Employment Term, Executive shall be entitled to such further grants of stock options and restricted stock as the Board of Directors of the Company shall, in its sole discretion, approve from time to time.
          c. Benefits. During the Employment Term and during the Consulting Period, Executive will be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, such life, health, medical, accident, dental and disability insurance and such other benefit plans as the Company may make generally available to, or have in effect for, other employees of the Company at the same general level as Executive. In addition to the foregoing the Company shall provide Executive with a car and housing as required during the Employment Term. The Company retains the right to terminate or modify any such benefit plans from time to time in its sole discretion, but as to Executive, shall not reduce the level or quality of benefits provided to Executive during the Employment Term and Consulting Period .
          d. Performance Bonus. During the Employment Term, for calendar year 2005, calendar year 2006, and for the three month term ending March 31, 2007, Executive shall be entitled to participate in the Company’s Executive Bonus Plan as said Plan is currently constituted for 2005, on the terms set out in Exhibit A for 2006, and on terms to be established for 2007. Executive shall have the right to receive the compensation due Executive pursuant to the Terms of the Executive Bonus Plan in cash, deferred compensation or stock options. In the event the Executive elects deferred compensation or stock options, the terms of the deferred compensation or stock options shall be agreed to by both the Company and the Executive. If the Company and the Executive are unable to agree to such terms the Executive shall receive such compensation in cash.
          e. Expenses. During the Employment Term and during the Consulting Period, the Company will reimburse Executive, in accordance with the Company’s expense reimbursement policies as may be established from time to time by the Company, for all reasonable travel and other expenses actually incurred or paid by him during the Employment Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may require.
     5. Consulting Services; Consulting Period and Fees.
          a. Subject to the other provisions of this Agreement, for a period of two (2) years after the End-of-Term Date (the “Consulting Period”), Executive shall provide such consulting services (the “Consulting Services”) (i) as may be reasonably necessary or appropriate in order to effect an orderly transfer of Executive’s responsibilities to one or more other executives of the Company and to ensure that the Company is aware of all matters that were handled by Executive during his employment by the Company and (ii) as may be reasonably requested by the Company in connection with general corporate matters. In furtherance of and without limiting the foregoing, during the Consulting Period, Executive shall assist the Company in connection with any legal, quasi-legal, administrative or other similar proceeding, including any external or internal investigation, involving the Company or any of its subsidiaries or affiliates, by furnishing such information and appropriate services to the Company as may be reasonably requested by the Company.
          b. During the Consulting Period, Executive shall not have any formal schedule of duties or assignments, but shall make himself available for at least twenty hours per month to perform the Consulting Services. Executive shall receive reasonable advance notice from the Company of the time requested for such Services, which time shall not unreasonably interfere with Executive’s other activities. Executive may perform Consulting Services by telephone and may be required to undertake reasonable travel in connection with his performance of Consulting Services.
          c. In consideration for the Consulting Services, the Company shall pay Executive a consulting fee equal to $500,000.00 per annum for the year ending March 31, 2008, and $500,000.00 per annum for the year ending March 31, 2009 (the per annum amount described in this Section 6(c) being referred to herein as the “Consulting Fee” and the Consulting Fee for each of the two years being referred to herein in the aggregate as the “Consulting Fees”). The Consulting Fees shall be payable by the Company to Executive in the same manner as the Base Salary is paid to Executive.
          d. During the Consulting Period, the Company shall reimburse Executive for any reasonable related expenses coverable under the Company’s then current policies for business expenses. Executive will provide such appropriate documentation of expenses and disbursements as may from time to time be reasonably requested by the Company.
          e. In the event Executive’s employment with the Company terminates prior to the End-of-Term Date, the two-year period during which Executive shall provide Consulting Services hereunder shall be expanded to include the remainder of the Employment Term and shall commence immediately after such termination of the Employment Term, rather than after the End-of-Term Date, and such period shall be referred to herein as the “Consulting Period”. During this expanded Consulting Period, Executive shall be paid at the levels set out for the Employment Term until the End-of-Term Date, and thereafter, at the levels set out in Paragraph 5.c. above.
          f. Notwithstanding anything contained herein to the contrary, in the event Executive terminates his employment with the Company for Good Reason prior to the End-of-Term Date, Executive, in Executive’s sole discretion, may elect to, but shall not be obligated to provide Consulting Services. Executive shall notify Employer of such election in writing.
          g. During the Consulting Period Executive shall receive the benefits set forth in Section 4(b).

     6. Covenants.
          a. Non-Competition and Non-Solicitation. Executive acknowledges and agrees that the Company’s and its subsidiary and affiliated companies’ (collectively, the “Companies”) telecommunications, energy and infrastructure services businesses (the “Business”) are conducted throughout the United States of America and the Commonwealth of Canada. During the Employment Term and the Consulting Term, (the “Period of Non-Competition”) and within the United States of America and the Commonwealth of Canada (including their possessions, protectorates and territories, the “Territory”), Employee will not (whether or not then employed by the Company for any reason), without the Company’s prior written consent:
               (i) Directly or indirectly own, manage, operate, control, be employed by, act as agent, consultant or advisor for, or participate in the ownership, management, operation or control of, or be connected in any manner through the investment of capital, lending of money or property, rendering of services or otherwise, with, any business of the type and character engaged in and competitive with the Business. For these purposes, ownership of securities of one percent (1%) or less of any class of securities of a public company will not be considered to be competition with the Business;
               (ii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded any existing customer or client, or potential customer or client to which the Companies have made a presentation or with which the Companies have been having discussions, to cease doing business with or decrease the amount of business done with or not to hire the Companies, or to commence doing Business with or increase the amount of Business done with or hire another company.
               (iii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded the business of any person or entity that is a customer or client of the Companies, or was their customer within two (2) years prior to cessation of the Executive’s employment by any of the Companies or any of their subsidiaries, for the purpose of competing with the Business; or
               (iv) solicit, persuade or attempt to solicit or persuade, or cause of authorize directly or indirectly to be solicited or persuaded for employment, or employ or cause or authorize directly or indirectly to be employed, on behalf of Executive or any other person or entity, any individual who is or was at any time within six (6) months prior to cessation of Executive’s employment by the Companies, an employee of any of the Companies.
If Executive breaches or violates any of the provisions of this Section 6, the running of the Period of Non-Competition will be tolled with respect to Executive during the continuation of any actual breach or violation. In addition to any other rights or remedies the Company may have under this Agreement or applicable law, the Company will be entitled to receive from Executive reimbursement for all attorneys’ and paralegal fees and expenses and court costs incurred by the Company in enforcing this Agreement and will have the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals or other benefits derived or received, directly or indirectly, by Executive from the action constituting a breach of violation of this Section 6.
     7. Termination Without Cause; Termination for Good Cause; Certain Consequences. The Company may terminate Executive’s employment under this Agreement at any time without Cause (as defined in Annex A), subject to the other terms and conditions of this Agreement, by giving Executive five (5) business days’ prior written notice of termination. Executive may terminate Executive’s employment under this Agreement at any time for Good Reason (as defined in Annex A), subject to the other terms and conditions of this Agreement, by giving the Company five (5) business days prior written notice of termination. In addition to any other compensation or benefits payable to Executive under this Agreement, upon any such termination of employment, Executive will receive (a) continuation of the Base Salary payable in accordance with the normal payroll procedures of the Company through the End of Term Date; (b) the Consulting Fees described under Section 5 of the Agreement; and (c) all amounts due to Executive under the Company’s 401(k) retirement plan, deferred compensation plan, split dollar insurance policy or any other benefit plan of the Company in which the Executive participates. After completion of the Consulting Period, Executive will also be entitled to elect continuation of health benefits under COBRA.
Executive also will be entitled to receive any bonus to which Executive would have been entitled for the year, which bonus shall be payable on the date described in the applicable bonus plan.
Further, upon the effective date of such termination, all of Executive’s stock options or restricted stock awards under the Company’s 1994 Stock Incentive Plan or any other option or benefit plan will immediately (a) in the case of options, become fully vested and immediately exercisable and may be exercised by Executive for the full remaining term of the options, and (b) in the case of restricted stock, all restrictions on the stock will lapse and the stock may be freely sold without further restriction, except as required by applicable law.
     8. Termination Due to Death or Disability; Certain Consequences: In the event that Executive’s employment is terminated as a result of Death or Disability (as defined in Annex A), Executive will receive the compensation and benefits described in Section 7 above. In addition to such compensation and benefits, and all other compensation or benefits payable to Executive under this Agreement, the Company will pay in cash to Executive (or his estate) any Performance Bonus described under Section 4 of this Agreement to which Executive would have been entitled for the year in which the death or disability occurred.
     9. Change of Control; Certain Consequences: If, prior to the End-of-Term Date, there occurs a Change in Control (as defined in Annex A), Executive will receive the compensation and benefits described in Section 7 above; provided, however, that in the event there is a Change in Control, the Consulting Fees shall be payable on the effective date of the Change of Control.
     10. Termination for Cause or Resignation for other than Good Reason or Disability; Certain Consequences. The Company may terminate Executive’s employment under this Agreement at any time for Cause (as defined Annex A), subject to the other terms and conditions of this Agreement, by giving Executive five (5) business days’ prior written notice of termination. In the event of a termination of employment for Cause or a resignation by Executive for other than Good Reason or Disability, upon any such termination of employment Executive will receive (a) any accrued and unpaid portion of the Base Salary through the date of termination; (b) the entire Deferred Compensation Amount paid in the manner set forth in Exhibit B; and (c) all amounts due to Executive under the Company’s 401(k) retirement plan, deferred compensation plan, split dollar insurance policy or any other benefit plan of the Company in which the Executive participates. Executive will also be entitled to elect continuation of health benefits under COBRA; provided, however, Executive will not be entitled to any Performance Bonus under Section 4 of this Agreement or the Consulting Fees described under Section 5 of this Agreement, and all unvested stock options or restricted stock as to which the restriction has not lapsed owned by Executive will terminate upon the effective date of such termination of employment.
     11. Gross-Up for Excise Tax.
          a. If any payment or benefit under this Agreement becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any substitute provision of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (collectively, the “Excise Tax”), then the Company will pay Executive an additional amount or amounts (the “Gross-up Payment”), such that the net amount or amounts retained by Executive, after deduction of any Excise Tax on any of the payments or benefits under this Agreement and any federal, state and local tax and Excise Tax on the Gross-up Payment will equal the amount of such payment or benefits prior to the imposition of such Excise Tax. For purposes of determining the amount of a Gross-up Payment, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date the Gross-up Payment is payable, net of the maximum reduction in federal income taxes that could be obtained from any available deduction of such state and local taxes.
          b. The Company will pay each Gross-up Payment on the date on which Executive becomes entitled to the payment or benefits giving rise to the Excise Tax. If the amount of Excise Tax is later determined to be less than the amount taken into account in calculating the Gross-up Payment, Executive will repay to the Company (to the extent actually paid by the Company) the portion of the Gross-up Payment attributable to the overstated amount of Excise Tax at the time such reduction is finally determined, plus interest at the rate set forth in Section 1274(b)(2)(B) of the Code. If the amount of the Excise Tax is later determined to be more than the amount taken into account in calculating the Gross-up Payment, the Company will pay Executive an additional Gross-up Payment in respect of the additional amount of Excise Tax and the time the amount of the additional tax is finally determined.
     12. Indemnification; Insurance. The Company will (a) indemnify and hold Executive harmless for any claims, demands, damages, liabilities, losses, costs and expenses (including attorneys’ fees and court costs) incurred or suffered by Executive in connection with Executive’s performance of his duties under this Agreement or otherwise on behalf of the Company or its affiliates to the fullest extent (including advancement of expenses) permitted by Florida corporate law or other applicable law for the indemnification of officers and directors of a Florida corporation and (b) will include Executive as a covered employee under the Company’s directors’ and officers’ liability insurance policy and employment practices liability insurance policy.
     13. Proprietary Information, Trade Secrets, Etc. Executive acknowledges that as a result of his employment with the Company, Executive will gain knowledge of, and will have access to, proprietary and confidential information and trade secrets of the Company and its affiliates. Therefore, Executive agrees that he will not, in any fashion, form or manner, directly or indirectly (i) use, disclose, communicate or provide or permit access to any person or entity, or (ii) remove from the premises of the Company or any of its affiliates any notes or records (including copies or facsimiles, whether made by electronic, electrical, magnetic, optical, laser acoustic or other means), relating to any confidential, proprietary or secret information of the Company or any of its affiliates (collectively, “Confidential Information”) (including without limitation (1) the identity of customers, suppliers, subcontractors and others with whom they do business; (2) their marketing methods, strategies and related information; (3) contract terms, pricing, margin or cost information or other information or other information regarding the relationship between them and the persons and entities with which they have contracted; (4) their services, products, software, technology, developments, improvements and methods of operation; (5) their results of operations, financial condition, projected financial performance, sales and profit performance and financial requirements; (6) the identity of and compensation paid to their employees and consultants; (7) any business plans, models or strategies and the information contained therein; (8) their sources, leads or methods of obtaining new business; and (9) all other confidential information of, about or concerning the business of the Company and its affiliates), except for (x) information that is or becomes available to the public generally other than as a result of an unauthorized disclosure by Executive, including as an example publicly-available information filed by the Company with the Securities and Exchange Commission or other governmental or regulatory authorities, (y) information that is generally know in the business of the Company or its affiliates or that constitutes standard industry practices, customs and methods, or (z) information known to Executive prior to joining the Company or its predecessors or gained during his employment with the Company from sources outside of the Company or its employees, officers, directors, consultants, advisors or other representatives. Executive will be entitled to use Confidential Information in the discharge of his duties to the Company.

     14. Severability; Remedies. It is the desire and intent of the parties to this Agreement that the provisions of Sections 6 and 13 be enforced to the fullest extend permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of Section 6 and/or 13 is adjudicated invalid or unenforceable, such section will be deemed amended to delete any provision or portion adjudicated to be invalid or unenforceable, the amendment to apply only with respect to the operation of that section in the particular jurisdiction in which the adjudication is made. The parties recognize that the performance by Executive of his obligations under Sections 6 and 13 are special, unique and extraordinary in character, and that if Executive breaches or threatens to breach the terms and conditions of this Agreement, the Company may suffer irreparable injury for which no adequate remedy at law may exist. Accordingly, in the event of such breach or threatened breach, the Company will be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, to enforce the specific performance of this Agreement by Executive, or to enjoin Executive from breaching or attempting to breach this Agreement.
     15. Key Man Insurance. Executive agrees to allow the Company to purchase “Key Man Insurance” in an amount desired by the Company for the benefit of the Company and to reasonably cooperate with the Company and its designated insurance agent to allow the purchase of such insurance.
     16. Waiver of Right to Jury Trial. THE COMPANY AND EXECUTIVE KNOWINGLY, VOLUNTARILY, IRREVOCABLY, UNCONDITIONALLY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OR DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON OR PARTY AND RELATED TO THIS AGREEMENT; THIS IRREVOCABLE WAIVER OF THE RIGHT TO A JURY TRIAL BEING A MATERIAL INDUCEMENT FOR THE COMPANY AND EXECUTIVE TO ENTER INTO THIS AGREEMENT.
     17. Notices. Any notice, demand, consent, agreement, request, or other communication required or permitted under this Agreement must be in writing and must be, (a) mailed by first-class United States mail, registered or certified, return receipt requested, proper postage prepaid, or (b) delivered personally by independent courier (such as FedEx, DHL or similar nationally-recognized courier), to the parties at the addresses as follows (or at such other addressed as shall be specified by the parities by like notice):

If to the Company, to:	MasTec, Inc.
800 Douglas Rd., Penthouse
Coral Gables, Florida 33134
Fax: 305-406-1907
Attention: Legal Department

If to Executive, to:	Austin J. Shanfelter
16600 Bear Cub Court
Fort Myers, Florida 33908
Each party may on five (5) days’ prior notice in the manner set forth in this Section 18 designate by notice in writing a new address to which any notice, demand, consent, agreement, request for communication may thereafter be given, served or sent. Each notice, demand, consent, agreement, request or communication which is mailed or hand delivered in the manner described above will be deemed received for all purposes at such time as it is delivered to the addressee (with the return receipt or the courier delivery receipt being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     18. Miscellaneous.
     This Agreement: (a) may be executed in counterparts, and all counterparts will collectively constitute a single agreement, (b) may not be amended or modified except in a writing signed by both parties nor may any provision hereof be waived except in writing signed by the waiving party, (c) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding with respect thereto, (d) is binding upon and inures to the benefit of the parties and their respective heirs, personal representatives, beneficiaries, joint tenants, successors and assigns (whether by merger, consolidation, transfer of all or substantially all assets, or otherwise), and (e) may not be assigned or the duties delegated without the consent of both parties except as expressly set forth in this Agreement.
     This Agreement is intended as an extension of the Original Agreement. The terms of the Original Agreement, and the covenants and obligations set forth in the Original Agreement are expressly incorporated into this Agreement. It is the intention of the Executive and the Company that no benefit or allowance granted Executive in the Original Agreement be lost or diminished by execution of this Agreement. In the event of any conflict in terms between the Original Agreement and this Agreement, the terms of this Agreement shall prevail so long as consistent with the foregoing expressed intent of the parties.
     19. Governing Law. This Agreement, the rights and obligations of the parties, and any claims or disputes relating in any way thereto will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether in the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. Each of Executive and the Company, by executing this Agreement, (a) irrevocably submits to the exclusive jurisdiction of any federal or Florida state court sitting in Miami-Dade County, Florida in respect of any suit, action or proceeding arising out of or relating in any way to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts and to be bound by any judgment rendered in such courts; (b) waives, to the fullest extent it may do so effectively under applicable law, any objection it may have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; and (c) irrevocably consents, to the fullest extent it may do so effectively under applicable law, to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Executive or the Company at the address set forth in this Agreement, such service to become effective five (5) business days (or such other period of time provided by applicable law) after such mailing. In addition to any other rights or remedies that either party may have under this Agreement or under law, the prevailing party in any suit, action or proceeding will be entitled to collect attorneys fees from the other party and (ii) interest on any amount not paid when due at a rate per annum equal to eighteen percent (18%) or the maximum amount permitted by law.
     EXECUTED as of the date first above written.

MASTEC, INC.
By:	/s/ Jorge Mas
	Name:	Jorge Mas
	Title:	Chairman of the Board

EXECUTIVE
By:	/s/ Austin Shanfelter
Austin J. Shanfelter

Annex A
     “Cause” means (i) Executive being convicted of any felony (whether or not against the Company or its affiliates), (ii) willful malfeasance in the performance of the Executive’s responsibilities after ten (10) days’ written notice to Executive and an opportunity to cure, (iii) any material act of dishonesty by the Executive against the Company or any of its affiliates, (iv) a material violation by the Executive of any of the written policies or rules of the Company or any of its affiliates or (v) the voluntary resignation of (or the giving of notice of voluntary resignation by) Executive from employment with the Company or any of its affiliates without Good Reason (as defined below) or Disability (as defined below). The determination that Cause had occurred must be made by unanimous vote of all of the members of the Board (other than Executive) after forty-five (45) days’ prior written notice to Executive and an opportunity to appear before the Board and contest the determination of Cause.
     “Change in Control” means the occurrence of any of the following events: (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock of the Company are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation (X) in which a majority of the combined voting power of the corporation’s outstanding common stock immediately before the consolidation or merger is beneficially owned by an individual or entity described in subclauses (iv)(b) or (iv)(c) below, unless the Requisite Percentage described in subclause (iv) below of the combined voting power of such corporation’s outstanding common stock immediately before the consolidation or merger is held by individuals or entities not meeting the definition of subclause (iv)(a), (iv)(b) or (iv)(c) below or (Y) a wholly-owned subsidiary of the Company immediately before the consolidation or merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, of the assets of the Company, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iv) any “person,” including a “group” as determined in accordance with Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of the Requisite Percentage (as hereinafter defined) of the combined voting power of the Company’s then outstanding common stock, provided that such person, immediately before it becomes such a beneficial owner of such Requisite Percentage, is not (a) a wholly-owned subsidiary of the Company, (b) an individual, or a spouse or a child of such individual, that on January 1, 2002, owned greater than 20% of the combined voting power of the Company’s common stock, or (c) a trust, foundation or other entity controlled by an individual or individuals described in the preceding subsection (b), (v) individuals who constitute the Board on November ___, 2005 (the Incumbent Board”), cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to November ___, 2005, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be, for purposes of this clause, considered as though such person were a member of the Incumbent Board, or (vi) the individuals or entities described in clauses (iv)(b) and (iv)(c) of this definition sell, transfer or exchange to unaffiliated persons or entities 80% or more of their combined beneficial ownership of the voting power of the Company’s outstanding common stock.
     “Disability” means the inability to perform the material duties of President and Chief Executive Officer of the Company.
     “Good Reason” means any of the following events unless it occurs with Executive’s express prior written consent: (i) the assignment to Executive of any duties inconsistent with, or a diminution of, Executive’s position, duties, titles, offices, responsibilities and status with the Company, or any removal of Executive or any failure to reelect Executive to any of such positions, including as President and Chief Executive Officer; (ii) a reduction or material delay in payment of Executive’s compensation and benefits, including Salary and bonuses; (iii) except with respect to changes required to maintain its tax-qualified status or changes generally applicable to all employees of the Company, any failure by the Company to continue in effect or make any provision for any benefit, stock option, annual bonus or contingent loan arrangements, or other incentive plan or arrangement of any type in which Executive is participating from time to time, the taking of which action would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any such benefit plan or arrangement or deprive Executive of any material fringe benefit enjoyed by Executive from time to time, or the failure to provide Executive with the number of paid vacation days to which he is entitled; (iv) a relocation of the Company’s principal executive offices outside of Miami-Dade, Broward, Palm Beach or Monroe counties, Florida, or Executive’s relocation to any place other than the location at which Executive performed his duties as of the date hereof; (v) Executive timely receives an Opt-Out Notice or (vi) a breach of any other material provision of this Agreement.
     “Requisite Percentage” means 20%, or a percentage greater than 20%.

EXHIBIT A
Bonus Table for 2006 Austin J. Shanfelter

EPS 2006	55cents	65cents	75cents	85cents

Bonus as
% of salary	50%	75%	100%	125%
No bonus to be paid if minimum of 55 cents EPS not reached.
Cap on bonus, where EPS is 95 cents or greater would be maximum of 150% of base salary.